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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                -----------------


                                  F O R M 8 - K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                         of the Securities Exchange Act
                                     of 1934


Date of Report (Date of earliest event reported)         December 14, 1999
                                                --------------------------------


                        INTEGRATED SURGICAL SYSTEMS, INC.
               (Exact name of registrant as specified in charter)


Delaware                               1-12471            68-0232575
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(State or other jurisdiction         (Commission           (IRS
Employer
 of incorporation)                   File Number)       Identification No.)


1850 Research Park, Davis, California                       95616-4884
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               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code           (530) 792-2600
                                                   -----------------------------


                                       N/A
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         (Former name or former address, if changed since last report.)



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Item 1.  Change in Control of Registrant.
         --------------------------------

On December 14, 1999, the Registrant issued and sold to ILTAG International Licensing Holding S.A.L., Bernd Herrmann and Urs Wettstein an aggregate of 2,922,396 shares of Common Stock and three-year warrants to purchase an additional 11,700,000 shares of Common Stock pursuant to a Stock and Warrant Purchase Agreement dated as of October 1, 1999. The purchase price for the shares and warrants was $4 million. The exercise price of the warrants is $1.02656 per share. The sale was approved by the Registrant's stockholders at a special meeting on November 17, 1999. As a result of the sale, the purchasers own approximately 23% of the outstanding shares of Common Stock. ILTAG purchased one-half of the shares and warrants and Messrs. Herrmann and Wettstein each purchased one-quarter of the shares and warrants.

ILTAG is a Lebanese company that invests in health care and information technology companies. ILTAG's corporate parent, The Dogmoch Group of Companies, provides consulting and support services to over 20 German companies doing business in countries throughout the Middle East. Bernd Herrmann is a German venture capitalist who was an asset manager at Deutsche Bank A.G. and Commerzbank A.G. Urs Wettstein is a Swiss tax and accounting consultant.

As a condition of the sale, James C. McGroddy, Paul A.H. Pankow, Gerald D. Knudson and Patrick G. Hays resigned from the Registrant's Board of Directors immediately prior to the closing of the sale, and were replaced by Messrs. Herrmann, Wettstein and Falah Al-Kadi, the Vice Chairman of Dogmoch. Dr. John
N. Kapoor continues to serve as director and Dr. Ramesh C. Trivedi, President and Chief Executive Officer of the Registrant, has been appointed to fill the remaining vacancy on the Board. Dr. Kapoor and each of the new directors will continue to serve as directors until his successor is duly elected and qualified following the next Annual Meeting of Stockholders or his earlier resignation. Since the purchasers have control of the Board of Directors and effective voting control of the Registrant, the sale resulted in a change in control.

Messrs. Herrmann and Wettstein have advised the Registrant that they used their personal funds to pay the purchase price and ILTAG has advised the Registrant that Dogmoch contributed all but $100,000 of the purchase price to ILTAG, with the balance provided by its available cash.

Item 5.  Other Events.
         -------------

The Registrant has entered into a distribution agreement with Spark 1st Vision GmbH & Co. KG, a German company, that gives the distributor the exclusive right to distribute the Registrant's products in Europe, the Middle East and Africa through 2003. The distributor is obligated to purchase a minimum of 24 ROBODOC systems during 2000 and 32 ROBODOC systems during 2001. The distributor is required to pay the Registrant advance payments of $200,000 per month for the first six months of 2000, $300,000 per month for the remainder of 2000, and $400,000 per month for 2001, offset by the purchase price of products purchased. However, the distributor has no minimum purchase or advance payment obligation after 2001, even through it will retain exclusive rights to distribute the Registrant's products in Europe, the Middle East and Africa through 2003. The distributor's only obligation to the Registrant after 2001 is to pay for
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products that it purchases. The distributor's liability to the Registrant under the distribution agreement is limited to $1 million, exclusive of the minimum purchase obligation. The Registrant will continue to receive service contract revenues and bear the cost of maintenance, training and customer support. It is anticipated that the Registrant's European sales and marketing personnel, as well as its European field support staff, will join the distributor.

The distribution agreement will eliminate marketing, sales and administrative expenses associated with the Registrant's European activities and provide the Registrant with a more predictable source of revenues based upon the minimum purchase commitments of the distributor. The distributor is controlled by Manfred Schmitt, a German venture capitalist. As of August 20, 1999, Mr. Schmitt beneficially owned slightly more than five percent of the Common Stock. The Registrant believes that the terms of the distribution agreement are as fair to the Registrant as those that could have been obtained from an unaffiliated party.

Item 7.  Financial Statements and Exhibits.
         ----------------------------------

      (c) Exhibits.
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            1.1 Stock and Warrant Purchase Agreement dated as of October 1,1999*
            2.1 Form of Warrant (included as Exhibits B to Exhibit 1.1)*


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            * Incorporated by reference from the Registrant's proxy statement dated October 5, 1999















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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               INTEGRATED SURGICAL SYSTEMS,
                                               INC.

Dated:   December 14, 1999                     By:   \s\ Mark W. Winn
         Davis, California                               ------------
                                                         Mark W. Winn
                                                         Chief Financial Officer